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                                                                    EXHIBIT 99


                IMMEDIATELY                        MEDIA RELATIONS:
                                                   Ray Boyce
                                                   212/572-7172

                                                   INVESTOR RELATIONS:
                                                   Joseph Fitzgerald
                                                   212/572-7282


                 SEAGRAM REVISES SECOND QUARTER EARNINGS OUTLOOK
                       FOR UNIVERSAL FILMED ENTERTAINMENT
                 -----------------------------------------------

MONTREAL, December 9, 1998 - The Seagram Company Ltd. (NYSE: VO) announced today that the disappointing box office performance at Universal Pictures, a unit of Universal Studios, Inc., in the second quarter of the fiscal year ending June 30, 1999 would result in a loss in earnings before interest, taxes, depreciation and amortization (EBITDA) from consolidated companies of approximately $65 million for its filmed entertainment division. Filmed entertainment EBITDA for the comparable quarter in fiscal year 1998 was $98 million. The Company currently anticipates that the filmed entertainment segment's fiscal year 1999 EBITDA from consolidated companies could result in a modest loss. The prior year filmed entertainment EBITDA from consolidated companies included EBITDA from USA Networks Inc. of $58 million in the second quarter and $97 million in the full fiscal year 1998. No USA Networks Inc. contribution will be included in EBITDA from consolidated companies in fiscal year 1999.

The estimates provided above do not include any charges which may be taken related to the acquisition of PolyGram.

The statements in this release relating to matters that are not historical fact are forward looking statements that are not guarantees of future performance and involve risk and uncertainties, including but not limited to future global economic conditions, foreign exchange rates, the actions of competitors and other factors beyond the control of the Company.

The Seagram Company Ltd. operates in two global business segments: entertainment; and spirits and wine. The entertainment business segment produces and distributes motion picture, television and home video products, and recorded music; and operates theme parks and retail stores. The spirits and wine business segment is engaged principally in the production and marketing of distilled spirits, wines, coolers, beers and mixers throughout more than 190 countries and territories. Headquartered in Montreal, Seagram employs 25,000 people worldwide. The Company's corporate website is located at www.seagram.com.